Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

The Board of Directors
PhotoMedex, Inc. and Subsidiaries:

We hereby consent to the incorporation by reference in this registration statement of PhotoMedex, Inc. on Form S-8 (for registration of an increase in shares reserved for issuance under the PhotoMedex 2000 Non-employee Director Plan) of our report dated March 10, 2006, relating to the consolidated financial statements, management's assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting, which report appears in the December 31, 2005 Annual Report on Form 10-K.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
March 20, 2006